ARM FINANCIAL GROUP, INC.
                              AMENDED AND RESTATED
                                STOCK OPTION PLAN


                  1. Purpose. The ARM Financial Group, Inc. Amended and Restated Stock Option Plan (the "Plan") is intended to provide an incentive to certain officers and key employees of ARM Financial Group, Inc., a Delaware corporation (the "Company"), to remain in the employ of the Company and to increase their interest in the success of the Company through the grant of nonqualified stock options (the "Options") to purchase shares of Class A Convertible Common Stock, par value $.01, of the Company (the "Common Stock"). Options granted under the Plan are not intended to qualify as "incentive stock options" within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code").

                  2. Definitions. As used in the Plan, the following terms shall be defined as follows:

                  "Adjusted Purchase Price" as of any date of determination means, with respect to any Option Shares, the Option Price in respect of such shares plus interest, compounded annually, from the date on which such Option Price was paid to the date of determination, at a rate equal to the T-Bill Rate plus 50 basis points per annum.

                  "Agreement" has the meaning assigned to such term in Section
         6.

                  "Applicable Value" as of any date of determination means (i) on and after the occurrence of a Public Offering, Public Value or (ii) prior to the occurrence of a Public Offering, Fair Market Value.

                  "beneficial owner" or "beneficially own" has the meaning assigned to such term in Rule 13d-3 under the 1934 Act.

                  "Beneficiary" or "Beneficiaries" shall be defined as the person or persons designated by the Participant pursuant to the provisions of the applicable Agreement to receive payments pursuant to such Agreement upon the Participant's death. If no Beneficiary is so designated by the Participant or if no Beneficiary is living at the time a payment is due pursuant to such Agreement, payments shall be made to the estate of the Participant. The Agreement shall provide the Participant with the right to change the designated Beneficiaries from time to time by written instrument executed by the Participant and filed with the Committee in accordance with such rules as may be specified by the Committee.

                  "Board of Directors" means the Board of Directors of the Company.



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                  "Call Right" means the right of the Company, exercisable in accordance with Section 9, to repurchase, and to cause a Participant or any Permitted Transferee of such Participant to sell, Option Shares beneficially owned by the Participant or any such Permitted Transferee, in each case on the terms and conditions specified in Sections 9 and 10.

                  Termination for "Cause" means a termination of the Participant's employment with the Company (a) for "cause" as defined in an employment agreement applicable to the Participant, or (b) in the case of a Participant who does not have an employment agreement that defines "cause", because of: (i) any act or omission that constitutes a material breach by the Participant of any of his material obligations under his employment agreement with the Company or the applicable Agreement (other than by reason of his death, temporary disability or Permanent Disability); (ii) the continued failure or refusal of the Participant to perform the material duties required of him as an employee of the Company (other than by reason of his death, temporary disability or Permanent Disability); (iii) any willful material violation by the Participant of any law or regulation applicable to the business of the Company or any of its subsidiaries, or the Participant's conviction of a felony, or any willful perpetration by the Participant of a common law fraud; or (iv) any other willful misconduct by the Participant which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or affiliates.

                  "Change in Control" means the acquisition, directly or indirectly, through merger or otherwise in a single transaction or a series of transactions, by a Third Party, of equity securities of the Company entitling such Third Party to elect a majority of the members of the Board of Directors.

                  "Commission" means the Securities and Exchange Commission.

                  "Committee" has the meaning assigned to such term in
         Section 3.

                  "Date of Grant" means the date on which Options are granted to a Participant hereunder, as set forth in the applicable Agreement.

                  "Effective Time" means the "Closing Date" as defined in the Stock Purchase Agreement.

                  "Eligible Persons" means officers and other key employees of the Company.



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                  "Encumbrance" means any lien, security interest, pledge,
         claim, option, right of first refusal, marital right or other encumbrance with respect to any Option or Option Share.

                  "Fair Market Value" means the value of a share of Common Stock as determined in good faith by the Board of Directors. For purposes of the definition of "Fair Market Value", the value to be determined by the Board of Directors shall be the price per share at which a share of Common Stock would trade on a national securities exchange, NASDAQ or a similar market, assuming full liquidity and the absence of any "takeover" or "change in control" premium. In the case of the grants made under the Plan at the Effective Time, such Fair Market Value shall be the price paid per share of Common Stock by MSLEF II prior to the Effective Time.

                  "Future Grant" means a grant of Options to a Participant that is not an Initial Grant.

                  "Good Reason" means, with respect to any Participant, (a) "good reason" as defined in an employment agreement applicable to such Participant, or (b) in the case of a Participant who does not have an employment agreement that defines "good reason" (without the Participant's prior written consent), a failure by the Company to pay material compensation due and payable to the Participant in connection with his employment; provided, however, that the Board of Directors may reduce compensation levels in connection with changes in or reductions to such Participant's responsibilities and title.

                  "Initial Grant" means the grant of Options to be made to Participants on, or as soon as practicable after, the Effective Time.

                  "Legended Certificate" means a certificate evidencing the number of shares of Common Stock issued upon the exercise of an Option and imprinted with a legend to indicate that (a) such shares are subject to the restrictions on transfer set forth in the applicable Agreement and in the Stockholders' Agreement and (b) if the offer and sale of such shares have not been registered under the 1933 Act, such shares may be sold only pursuant to a registration statement under the 1933 Act or an exemption from registration under the 1933 Act that the Company has determined is available for such sale.

                  "NASDAQ" means the National Automated Securities Dealers' Automated Quotation System.

                  "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.


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                  "1934 Act" means the Securities Exchange Act of 1934, as
         amended, and the rules and regulations of the Commission thereunder.

                  "MSCP III" means collectively, Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P. and MSCP III 892 Investors, L.P.

                  "MSLEF II" means The Morgan Stanley Leveraged Equity Fund II, L.P.

                  "Option Price" means the Fair Market Value of Common Stock subject to the Option on the date of issuance of such Option, subject to adjustment as set forth in the following paragraph for the period during which such Option remains issued but unexercised; provided, however, that with respect to the grant of Old Options described on Annex A attached hereto, the Option Price shall be equal to the Option Price as set forth on Annex A.

                  The Option Price shall be automatically increased at the end of each quarter during the period during which the Option remains issued but unexercised (or if shorter, the period up to the date of the occurrence of a Public Offering, a sale of all or substantially all of the business of the Company to a Third Party or a Change in Control). Such increase shall be at a rate of 12% per annum, compounded annually, from the date of issuance until the date of exercise (or, if earlier, until the date of an event described in the preceding sentence). Each Option Agreement relating to an Option shall specify the relevant initial Option Price on the date of such Option Agreement.

                  Notwithstanding anything to the contrary contained in the definition of "Option Price", the Option Price applicable to all Options outstanding shall be fixed upon the date of the occurrence of a Public Offering at an Option Price calculated as if such Option Price continued to increase by 3% at the end of each three-month anniversary of the applicable date of grant through such anniversary occurring in the last quarter of the fiscal year ending December 31, 1997, provided that the Option Price applicable to Options issued pursuant to Section 8(a)(viii) shall be determined in accordance with such subsection.

                  "Option Shares" means the shares of Common Stock acquired by a Participant upon exercise of any Options.

                  "Participant" means any Eligible Person who has entered into an Agreement.

                  "Permanent Disability" means a physical or mental disability or infirmity of the Participant that prevents the normal performance of substantially all his duties as an employee of the Company, which disability or infirmity shall exist, or in the opinion of


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         an independent physician is reasonably likely to exist, for any continuous period of 180 days or for 180 days within any twelve month period.

                  "Permitted Transferee" (i) with respect to any Option Share, has the meaning assigned to such term in the Stockholders' Agreement and (ii) with respect to any Option, means any person or entity (other than the Company) to whom an Option has been transferred in accordance with Section 7.

                  "Public Offering" means an underwritten public offering of Common Stock pursuant to an effective registration statement under the 1933 Act.

                  The "Public Value" of a share of Common Stock on a given date shall be the average closing price of a share of Common Stock on such national securities exchange as may be designated by the Board of Directors, or, in the event that the Common Stock is not listed for trading on a national securities exchange but is quoted on an automated quotation system, the average closing bid price per share of Common Stock on such automated quotation system (the "Average Closing Price"), in either case for the 30-day period ending on such date. The Average Closing Price of a share of Common Stock shall be determined by dividing (i) by (ii), where (i) shall equal the sum of the closing prices for the Common Stock on each day that the Common Stock was traded and a closing price was reported on such national securities exchange or such automated quotation system, as the case may be, during the 30-day period, and (ii) shall equal the number of days on which the Common Stock was traded and a closing price was reported on such national securities exchange or such automated quotation system, as the case may be, during the 30-day period.

                  "Retirement" means resignation or voluntary termination of employment on or after a Participant's sixty-fifth birthday.

                  "Series 2 Options" means Options granted under the Plan as originally adopted whose Option Price increased at a rate of 30% per annum.

                  "Stockholders' Agreement" means the Stockholders' Agreement, dated as of the Effective Time, among the Company and each of the other parties signatory thereto, and as it may hereafter be amended.

                  "Stock Purchase Agreement" means the Stock Purchase Agreement, dated as of July 30, 1993, between The National Mutual Life Association of Australasia Limited and the Company, as amended.



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                  "T-Bill Rate" means, with respect to any period during which interest shall accrue at such rate hereunder, the arithmetic average of all the yields, as reported in The Wall Street Journal, at which one-year U.S. Treasury bills were auctioned during such period.

                  "Third Parties" means persons, entities or groups (as defined under Section 13(d)(3) of the 1934 Act) that are not, directly or indirectly through one or more intermediaries, in control of, controlled by, or under common control with, the Company, Morgan Stanley Group Inc., MSLEF II or MSCP III.

                  "Vested Options" means, as of any date, Options which have vested in accordance with Section 8(a)(i) or 8(a)(ii).

                  3.       Administration of the Plan.

                  (a) Administration. The Plan shall be administered by the Board of Directors or a committee (the "Committee") thereof comprised of at least two directors selected by the Board of Directors. All references in the Plan to the Committee shall refer to the Board of Directors when it acts in such capacity.

                  (b) Authority of the Committee. The Committee shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration and application of the Plan shall be determined in good faith by a majority of the members of the Committee then in office, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding in all matters relating to the Plan.

                  4. Number of Shares Issued in Connection with Option Grants. The maximum aggregate number of shares of Common Stock that may be issued under the Plan is 3,445, consisting of 1,765 Options (the "Old Options") that were authorized for grant under the Plan upon its original adoption (excluding the 882 Options that were reserved for issuance as Series 2 Options that are deemed canceled as of the date of the amendment and restatement of the Plan) and 1,680 Options (the "New Options") that were authorized for grant in connection with the amendment and restatement of the Plan, subject to adjustment as provided in
Section 11; provided, that in the event the MSLEF II or MSCP III makes a capital contribution and thereby increases its common equity interest in the Company, the Board of Directors shall consider increasing the number of Options available for issuance under the Plan. If any Option expires or has been surrendered or forfeited without being exercised in full or any Option Share has been repurchased at a price equal to or less than the Adjusted Purchase Price, the shares of Common Stock as to which such Option has not been exercised or such Option


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                                        7

Share, as the case may be, may again be available for issuance in connection with future grants of Options.

                  5. Eligible Persons. Options may be granted only to Eligible Persons. The Committee shall have the authority to select the individual Participants from among such class of Eligible Persons to whom Options may be granted and to determine the number of Options to be granted to each Participant.

                  6. Agreement. The terms and conditions of each Option shall be embodied in a written agreement (the "Agreement") in a form approved by the Committee which shall contain terms and conditions not inconsistent with the Plan and which shall incorporate the Plan by reference. Each Agreement shall:
(a) state the Date of Grant, the number of Options being granted pursuant to such Agreement, and the applicable Option Price or Option Prices; (b) specify the applicable vesting schedule and effective term of the Option; (c) be signed by the recipient of the Option and a person designated by the Committee; and (d) be delivered to the recipient of the Option.

                  7. Stockholders' Agreement; Restrictions on Transfer. Each Participant shall, as a condition to the effective grant of any Option hereunder, execute an agreement pursuant to which he shall become a party to the Stockholders' Agreement. None of the Option Shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of to any third party other than the Company except as provided in the Stockholders' Agreement. None of the Options may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of to any third party other than the Company except by will, by the laws of descent and distribution or pursuant to a "qualified domestic relations order" ("QDRO") as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (subject to the Stockholders' Agreement); provided, however, that the Committee may, subject to such terms and conditions as the Committee shall specify, permit the transfer of an Option to a Participant's family members or to one or more trusts established in whole or in part for the benefit of one or more of such family members. Each Permitted Transferee (other than the Company) of any Option or Option Share shall, as a condition to the transfer thereof, execute an agreement pursuant to which it shall become a party to the Stockholder's Agreement and the Agreement applicable to the transferor.

                  8. Options.

                  (a) Terms of Options Generally. Options may be granted to any Eligible Person. Each Option shall entitle the Participant to whom such Option was granted to purchase, upon payment of the relevant Option Price, one share of Common Stock. Payment of the Option Price shall be made in cash, or, in the sole discretion of the Board of Directors and to the extent


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                                        8

provided in the applicable Agreement, in shares of Common Stock already owned by the Participant, in other property acceptable to the Board of Directors or in any combination of cash, shares of Common Stock or such other property. Options granted under the Plan shall comply with the following terms and conditions:

                  (i) Vesting. Except as vesting may be accelerated pursuant to the terms of the Plan or the applicable Agreement, each Option shall vest in accordance with a schedule to be set forth in the applicable Agreement.

                  (ii) Acceleration of Vesting. In the event of a termination of a Participant's employment by reason of death or Permanent Disability, such Participant's Options shall become 50% vested if such Options were less than 50% vested at the time of such termination. In the event of a termination of employment by reason of a resignation by the Participant for Good Reason, all unvested Options will vest. All unvested Options shall immediately vest upon (i) Change in Control, (ii) a sale by the Company of all or substantially all of its business to a Third Party or
         (iii) to the extent necessary in order to permit Participants to participate in "drag along" or "tag along" situations, to the same extent as if all Options were fully vested at such time.

                  (iii) Duration of Options. Each Option shall be effective for a period of 10 years from the Date of Grant of such Option.

                  (iv)     Termination of Employment.

                  (A) Upon termination of a Participant's employment with the Company or its subsidiaries (including upon the Participant's death, Permanent Disability or Retirement, but not including a termination on or prior to the fifth anniversary of the Effective Time, in the case of the Initial Grant, or on or prior to the fifth anniversary of the Date of Grant, in the case of all Future Grants, of such Participant's employment by the Company or any of its Subsidiaries for Cause or by the Participant other than for Good Reason), (x) the Participant (or, in the case of the Participant's death, his Beneficiary) may exercise any Vested Option (including Options that may vest pursuant to Section 8(a)(ii) above as a consequence of such termination of employment), subject to Section 8(b), at any time 90 days (or one year in the event of death or Permanent Disability) following the date of such termination of employment (or, if a Vested Option may not be exercised on the date of such termination of employment because the conditions to exercise set forth in Section 8(b) are not satisfied, the longer of (I) 30 days following the date on which the Company notifies the Participant that one such condition has been satisfied and that the Option may be exercised and (II) until the expiration of such 90 day or one year period, as the case may be), but in no event after the expiration of the Option under the provisions of clause (iii) above and (y) no Options or Option Shares shall be subject to the Company's Call Right. Upon the expiration of such period, any such Vested Option not


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                                        9

theretofore exercised shall be canceled, and the shares of Common Stock that had been subject thereto shall again be available for grants of further Options under the Plan. All Options which have not vested pursuant to their respective terms or pursuant to Section 8(a)(ii) above shall be forfeited, and the shares of Common Stock that had been subject thereto shall again be available for grants of further Options under the Plan.

                  (B) Upon termination of a Participant's employment for Cause on or prior to the fifth anniversary of the Effective Time, in the case of the Initial Grant, or on or prior to the fifth anniversary of the Date of Grant, in the case of all Future Grants, all Vested Options and Options which have not theretofore vested shall be forfeited and canceled without any payment therefor.

                  (C) Upon termination of a Participant's employment by the Participant other than for Good Reason on or prior to the fifth anniversary of the Effective Time, in the case of the Initial Grant, or on or prior to the fifth anniversary of the Date of Grant, in the case of all Future Grants, all Options which have not theretofore vested shall be forfeited and canceled without any payment therefor. Such Participant may exercise any Vested Option, subject to Section 8(b), at any time 30 days following the date of such termination of employment (or, if a Vested Option may not be exercised on the date of such termination of employment because the conditions to exercise set forth in Section 8(b) are not satisfied, 30 days following the date on which the Company notifies Participant that one such condition has been satisfied and the Option may be exercised), but in no event after the expiration of the Option under the provisions of clause (iii) above. Upon the expiration of such period, any such Vested Option not theretofore exercised shall be cancelled, and the shares of Common Stock that had been subject thereto shall again be available for grants of further Options under the Plan.

                  (v) Certain Restrictions. During the lifetime of a Participant, an Option shall be exercisable only by the Participant or, if applicable, the "alternate payee" under a QDRO or the family member or trust to whom such Stock Option has been transferred in accordance with Section 7.

                  (vi) Stockholder Rights. A Participant shall have no rights as a stockholder with respect to any Option Shares until such Participant shall have exercised the related Options, and, except as provided in
         Section 11, no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date upon which the Participant shall become the holder of record of the Option Shares.

                  (vii) Dividends and Distributions. Any shares of Common Stock or other securities of the Company received by a Participant as a result of a stock distribution to holders of Option Shares, as a stock dividend on Option shares or pursuant to a similar


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         transaction shall be subject to the same restrictions as such Option
         Shares, and all references to Option shares hereunder shall be deemed to include such shares of Common Stock or other securities.

                  (viii) Grant of Unallocated Options. Upon (A) the expiration of the term of the Plan, (B) a sale of all or substantially all of the business of the Company to a Third Party, (C) the occurrence of a Change in Control, (D) the occurrence of a Public Offering or (E) the triggering of "drag along" or "tag along" rights pursuant to Sections
         2.06 and 2.05 of the Stockholders' Agreement, respectively, (x) all unallocated Old Options will be granted pro rata to existing Participants who hold Old Options and (y) all unallocated New Options will be granted pro rata to existing Participants who hold New Options, with the exercise prices and vesting schedules of such Old Options or New Options granted to each Participant being the average weighted exercise prices and vesting percentages of the Old Options or New Options previously held by such Participant; provided, however, that in the case of the triggering of tag along rights, unallocated Options shall only be granted to the extent necessary to permit each such Participant to sell his Pro Rata Portion (as defined in Section 2.05(a)(iv) of the Stockholders' Agreement).

                  (ix) Exercise of All or Portion of Vested Options. Subject to
         Section 8(b) below, a Participant may exercise all or any portion of his Vested Options at any time without regard to whether such Options are Old Options or New Options.

                  (x) Additional Terms and Conditions. Each Option granted hereunder, and any shares of Common Stock issued in connection with such Option, shall be subject to such additional terms and conditions not inconsistent with the Plan which are prescribed by the Board of Directors or the Committee as set forth in the applicable Agreement.

                  (b) Limitation on Exercise. An Option shall not be exercisable if the offer and sale of the shares of Common Stock subject to the Option have not been registered under the 1993 Act and qualified under applicable state "blue sky" laws, and the Company has determined in good faith that an exemption from registration under the 1933 Act and from qualification under such state "blue sky" laws is not available.

                  (c) Issuance of Certificate. As soon as practicable following the exercise of any Options, a Legended Certificate evidencing the number of shares of Common Stock issued in connection with such exercise shall be issued in the name of the Participant or beneficiary.


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                                       11


                  9.       Call Right Upon Termination of Employment.

                  (a) Company Call Right. If the employment of a Participant with the Company is terminated by the Company for Cause or by the Participant other than for Good Reason (except for a resignation by a Participant following the expiration of his employment agreement with the Company, if any) on or prior to the fifth anniversary of the Effective Time, in the case of the Initial Grant, or the fifth anniversary of the Date of Grant, in the case of all Future Grants, the Company shall have a Call Right, exercisable for a period of 180 days following such termination of employment with respect to all or any portion of the Option Shares beneficially owned by the Participant and any Permitted Transferees of the Participant. The Company may exercise its Call Right by giving written notice thereof to the Participant or such Permitted Transferee.

                  (b) Purchase Price. With respect to any exercise of the Company's Call Right as provided for in Section 9(a)(i), the Participant or his Permitted Transferee, as applicable, shall surrender to the Company all Option Shares subject to such Call Right, and the Company shall pay to the Participant as consideration therefor a payment equal to (A) the lower of the aggregate Applicable Value of such Option Shares and the aggregate Adjusted Purchase Price for such Option Shares, in the case of a termination for Cause, or (B) the Applicable Value, in the case of a resignation other than for Good Reason.

                  10. Additional Terms Relating to the Company's Call Right.

                  (a) Closing. The closing of any exercise of the Company's Call Right shall take place at the offices of the Company, or such other place as may be mutually agreed, not less than 15 nor more than 30 days after the date such Call Right is exercised. The date and time of closing shall be specified by the Company at the time it exercises the Call Right. At such closing, the Participant shall deliver certificates evidencing the Option Shares to be repurchased by the Company duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the Company duly executed by the Participant, free and clear of any Encumbrances. The Company shall, subject to
Section 10(b), pay the applicable purchase price for surrendered Option Shares in cash.

                  (b) Financial Capability; Legal Limitations. Anything in the Plan or any Agreement to the contrary notwithstanding, to the extent that (i) the limitations or restrictions applicable to the Company or any of its subsidiaries under the laws of the State of Delaware, the restrictions or limitations contained in the Company's Certificate of Incorporation or any other applicable law, rule or regulation or under the terms of any indebtedness for borrowed money of the Company or any of its subsidiaries prohibit the Company from making any payment required under the Plan or any applicable Agreement with respect to an Option Share, including, without


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                                       12

limitation, payments required to be made in connection with the Company's exercise of its Call Right, or (ii) the Board of Directors shall determine in good faith that the Company is not financially capable of making any such payment or that such payment would have an adverse effect on the Company's liquidity or risk-based capital position, then the Company shall not be obligated to make payment at such time, and shall have the right to defer such payment until the Board of Directors reasonably determines that such limitations and restrictions no longer restrict the Company from making such deferred payment. Any amounts the payment of which is so deferred shall be secured by the Option Shares subject to the relevant call rights (which security shall be released proportionately as the relevant purchase price is paid by the Company), shall bear interest, compounded annually and calculated at a rate equal to the T-Bill Rate plus 50 basis points per annum from the closing date for the repurchase of the Participant's Option Shares and shall be paid (together with applicable interest) promptly after, and to the extent that, the Board of Directors determines that the limitations and restrictions referred to in the first sentence of this Section 10(b) no longer restrict such payment. Notwithstanding a deferral of payment in accordance with this Section 10(b) for Option Shares in respect of which the Company shall have exercised its Call Right, the closing of any exercise of such Call Right shall take place as provided in Section 10(a), and the rights of the Participant and his Permitted Transferees in respect of the Option Shares (other than the right to receive payment of amounts deferred and interest thereon in accordance with this Section 10(b)) shall terminate as of such closing.

                  11.      Effect of Certain Corporate Changes.

                  (a) Dilution and Other Adjustments. In the event of a stock dividend, stock split or similar transaction, the Board of Directors or the Committee shall make any or all of the following adjustments as are necessary or advisable (the form of which shall be determined by the Board of Directors or the Committee in its sole discretion) to provide each Participant with a benefit equivalent to that which he would have been entitled to had such event not occurred: (i) adjust the number of Options granted to each Participant and the number of Options that may be granted generally pursuant to the Plan, (ii) adjust the Option Price of any Options and (iii) make any other adjustments, or take such action, as the Board of Directors or the Committee, in its reasonable discretion, deems appropriate. Such adjustments shall be conclusive and binding for all purposes. In the event of a change in the Common Stock which is limited to a change in the designation thereof to "Capital Stock" or other similar designation, or to a change in the par value thereof, or from par value to no par value, without increase or decrease in the number of issued shares, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of the Plan.

                  (b) Effect of Reorganization. In the event that (i) the Company is merged or consolidated with another corporation, (ii) all or substantially all the assets of the Company are acquired by another corporation, person or entity, (iii) the Company is reorganized, dissolved or liquidated (each such event in (i), (ii) or (iii) being hereinafter referred to as a "Reorganization


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                                       13

Event") or (iv) the Board of Directors shall propose that the Company enter into a Reorganization Event, then the Board of Directors or the Committee shall make upon consummation of such Reorganization Event any or all of the adjustments described in Section 11(a) as are necessary or advisable (the form of which shall be determined by the Board of Directors or the Committee in its sole discretion) to provide the Participant with a benefit equivalent to that which he would have been entitled had such event not occurred.

                  (c) Cashless Exercises. Following the occurrence of a Public Offering, as determined by the Committee in its sole discretion, payment of the Option Price may also be made in full or in part by tendering to the Company shares of Common Stock that are already owned by the Participant for a period of at least six months (having a Fair Market Value as of the date of exercise of such Option equal to the Option Price (or such portion thereof)). In its discretion, in accordance with rules and procedures established by the Committee for this purpose, the Committee may also permit a Participant to exercise an Option through a "cashless exercise" procedure approved by the Committee involving a broker or dealer approved by the Committee, that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Option in order to generate sufficient cash to pay the Option Price and/or to satisfy withholding tax obligations related to the Option.

                  12.      Miscellaneous.

                  (a) No Rights to Grants or Continued Employment. No Participant shall have any claim or right to receive grants of Options under the Plan other than as set forth in Section 8(a)(viii). Neither the Plan nor any action taken or omitted to be taken hereunder shall be deemed to create or confer on any Participant any right to be retained in the employ of the Company or any subsidiary or other affiliate thereof, or to interfere with or to limit in any way the right of the Company or any subsidiary or other affiliate thereof to terminate the employment of such Participant at any time.

                  (b) Right of Company to Assign Rights and Delegate Duties. The Company shall have the right to assign any of its rights and delegate any of its duties hereunder to any of its affiliates; provided that nothing herein shall permit the Company to substitute the securities of another entity for the Common Stock, except as permitted pursuant to Section 11 above.

                  (c) Tax Withholding. The Company shall have the right to require any individual entitled to receive shares of Common Stock pursuant to an Option to remit to the Company, prior to the delivery of any certificates evidencing such shares, any amount sufficient to satisfy any Federal, state or local tax withholding requirements. On or prior to the Company's determination of such withholding liability, such individual may make an irrevocable election to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares of Common Stock that would otherwise be received by such individual. Such election may be denied by the Board of Directors or the Committee in its discretion upon any reasonable basis, or may be made subject to certain conditions specified by the Board of Directors or the Committee, including, without limitation, conditions intended to avoid the imposition of liability against the individual under Section 16(b) of the 1934 Act. The Company shall also have the right to deduct from all cash payments made pursuant to the Plan or any applicable Agreement any Federal, state or local taxes required to be withheld with respect to such payments.

                  (d) No Restriction on Right of Company to Effect Corporate Changes. The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital structure or business of the Company, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.

                  (e) 1934 Act. Notwithstanding anything contained in the Plan or any Agreement to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the 1934 Act, the Board of Directors or the Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability, but in no event for a period in excess of 180 days.

                  13. Amendment. The Board of Directors may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part. No termination or amendment of the Plan may, without the consent of the Participant to whom any Options shall previously have been granted (for this purpose, including a Participant's rights to receive unallocated Options pursuant to
Section 8(a)(viii), adversely affect the rights of such Participant in such Options; provided, however, that the Participant Committee (as hereinafter defined) shall have the authority to approve (without any further consent and which approval shall be binding on all Participants) any such alteration, amendment, suspension, termination or waiver of any of the rights of the Participants under the Plan or any Agreement or any outstanding Options so long as such alteration, amendment, suspension, termination or waiver is uniformly applicable to all Participants. As used herein, the "Participant Committee" means Messrs. Franco and Ruby and successor members of such committee appointed by them.

                  14. Effective Date. The Plan became effective as of the Effective Time, and has been amended and restated as of June 14, 1995. Any Options granted prior to the date of the amendment and restatement of the Plan (other than the 882 Series 2 Options cancelled in connection with such amendment and restatement) shall be governed by the terms of the Plan, as amended and restated.

                  15. Termination. Unless previously terminated pursuant to
Section 13, the Plan shall terminate on the tenth anniversary of the Effective Time, and no further Options may be awarded hereunder after such date; provided that any Option outstanding after such termination shall continue to be subject to the terms of the Plan.

                  16. Headings. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

                  17. Governing Law. The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of New York.